[NOBILITY HOMES, INC. - LOGO]

NOBILITY HOMES, INC. ANNOUNCES RECORD SALES
AND EARNINGS FOR ITS FISCAL YEAR 2005

        Ocala, FL…December 22, 2005 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced record sales and earnings results for its fiscal year ended November 5, 2005. Sales for fiscal year 2005 increased 13% to $56,710,925 as compared to $50,018,542 recorded in fiscal year 2004. Income from operations for fiscal year 2005 increased 35% to $8,342,410 versus $6,200,844 in the same period a year ago. Net income after taxes increased 33% to $6,172,217 as compared to $4,632,810 for the same period last year. Diluted earnings per share for fiscal year 2005 increased 32% to $1.49 per share compared to $1.13 per share last year.

        For the fourth quarter of fiscal 2005, sales increased 11% to $16,018,041 as compared to sales of $14,396,823 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2005 increased 32% to $2,548,746 versus $1,924,840 in the same period last year. Net income after taxes increased 29% to $1,906,691 versus last year’s results of $1,475,436. Diluted earnings per share for the fourth quarter increased 28% to $0.46 per share versus diluted earnings of $0.36 per share last year.

        Nobility’s financial position continued to improve during fiscal year 2005 and remains very strong with cash and cash equivalents, short and long-term investments of $26,615,774 and no outstanding debt. Working capital is $17,555,635 and our ratio of current assets to current liabilities is 3.2:1. Stockholders’ equity increased to $37,069,462 and the book value per share of common stock increased to $9.13. The Company repurchased in the open market 24,200 shares of its common stock during fiscal year 2005. The Company’s Board of Directors has authorized the purchase of up to 100,000 additional shares of the Company’s stock in the open market. The Board of Directors declared an annual cash dividend of $.30 per common share for fiscal year 2005, an increase of 50% over the $.20 per share declared last fiscal year. The cash dividend is payable January 13, 2006 to stockholders of record as of January 3, 2006.

        Terry Trexler, President, stated, “Fiscal year 2005 was another very good year for Nobility Homes despite a very competitive and difficult environment in the manufacturing housing industry. Fourth quarter sales of fiscal year 2005, although a strong sales quarter for our retail organization, were adversely impacted by the volatile pricing in lumber, OSB, sheetrock, steel and oil related products and services. Overall, most construction materials, including materials used in the set-up of our homes, have increased or fluctuated widely in price over the past year with little price stability in sight. Nobility continues to out-perform the industry, however in the near term we anticipate continued pressure on both sales and earnings resulting from these factors. Management remains optimistic for fiscal 2006, convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company. With an improving economy, declining unemployment claims, and increasing but still low interest rates in 2006, management expects the demand for our homes to grow. Increased demand should also result from building replacement homes due to the hurricanes. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop.”

        Nobility Homes, Inc. has specialized for the past 38 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, December 22, 2005, AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-500-0177. THE PASSCODE FOR THE CALL IS 8162447. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://phx.corporate-ir.net/playerlink.zhtml?c=60939&s=wm&e=1180503

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchases, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	November 5, 2005	November 6, 2004
Assets
Current Assets:
Cash and cash equivalents	$14,368,183	$14,588,332
Short-term investments	414,526	777,042
Accounts receivable - trade	250,376	1,869,449
Inventories	9,549,486	6,908,557
Prepaid income taxes	248,958	--
Prepaid expenses and other current assets	484,109	397,179
Deferred income taxes	225,245	392,594

Total current assets	25,540,883	24,933,153
Property, plant and equipment, net	3,791,558	3,265,042
Long-term investments	11,833,065	8,342,382
Other investments	1,819,494	1,446,012
Other assets	2,071,862	1,988,882

Total assets	$45,056,862	$39,975,471

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,390,218	$1,494,163
Accrued compensation	1,311,854	1,031,819
Accrued expenses and other current liabilities	1,318,657	977,848
Income taxes payable	--	617,737
Customer deposits	3,964,519	4,327,647

Total current liabilities	7,985,248	8,449,214
Deferred income taxes	2,152	152,630

Total liabilities	7,987,400	8,601,844

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000
shares authorized, none issued	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,005,610	8,719,130
Retained earnings	35,096,462	29,732,071
Accumulated other comprehensive income	174,027	77,788
Less treasury stock at cost, 1,306,182 and
1,334,361 shares, respectively, in 2005 and 2004	(7,743,128)	(7,691,853)

Total stockholders’ equity	37,069,462	31,373,627

Total liabilities and stockholders’ equity	$45,056,862	$39,975,471

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Twelve Months Ended
	November 5, 2005	November 6, 2004	November 5, 2005	November 6, 2004
Net sales	$16,018,041	$14,396,823	$56,710,925	$50,018,542
Cost of goods sold	(11,238,628)	(10,552,801)	(40,243,309)	(37,013,892)

Gross profit	4,779,413	3,844,022	16,467,616	13,004,650
Selling, general and administrative expenses	(2,230,667)	(1,919,182)	(8,125,206)	(6,803,806)

Operating income	2,548,746	1,924,840	8,342,410	6,200,844

Other income:
Interest income	172,371	126,831	598,904	376,753
Undistributed earnings in joint venture - Majestic 21	92,271	80,804	373,481	342,509
Miscellaneous income	36,303	39,961	57,422	112,704

	300,945	247,596	1,029,807	831,966

Income before provision for income taxes	2,849,691	2,172,436	9,372,217	7,032,810
Provision for income taxes	(943,000)	(697,000)	(3,200,000)	(2,400,000)

Net income	1,906,691	1,475,436	6,172,217	4,632,810
Other comprehensive income, net of tax:
Unrealized investment gain	35,089	11,186	96,239	42,272

Comprehensive income	$1,941,780	$1,486,622	$6,268,456	$4,675,082

Average shares outstanding
Basic	4,058,361	4,023,455	4,043,394	4,016,797
Diluted	4,157,625	4,142,904	4,134,923	4,116,337
Earnings per share
Basic	$0.47	$0.37	$1.53	$1.15
Diluted	$0.46	$0.36	$1.49	$1.13
Cash dividends paid per common share	$--	$--	$0.20	$0.10